Exhibit 99.1

Tigo Energy Initiates ‘Made in the USA’ Manufacturing Partnership With EG4 Electronics

Inverter and optimizer manufacturing partnership will bring Tigo products into the American domestic market manufacturing lines; companies to host joint session for installers at RE+ 2025 tradeshow.

LOS GATOS, Calif., August 25, 2025 — Tigo Energy, Inc. (NASDAQ: TYGO) (“Tigo” or “Company”), a leading provider of intelligent solar and energy software solutions, today announced a manufacturing and marketing partnership with EG4 Electronics, a leading American provider of innovative solar solutions, to produce Tigo optimized inverters and Module Level Power Electronics (MLPE) together with EG4 solar inverters in the United States of America. Solar installers in the U.S. currently already pair inverters from EG4 with Tigo MLPE devices, which have been certified as compatible.

The manufacturing partnership between Tigo and EG4 will build momentum to help bring critical energy manufacturing back to the United States and power reliable, homegrown solar solutions. In March 2025, EG4 Electronics’ parent company, Energy Access Innovations (EAI), announced the acquisition of a state-of-the-art 310,000 sq. ft. manufacturing facility in Commerce, Texas. The facility is a further milestone for American energy independence and economic prosperity, creating more than 1,000 new American jobs and helping to advance the nation’s energy security.

“We believe in energy autonomy for our customers just as much as we believe in manufacturing autonomy for American innovators, and this partnership with Tigo allows us to make significant progress on both of those fronts,” said James Showalter, founder at EG4 Electronics. “This partnership with Tigo is exactly the kind of arrangement we had in mind when we announced our new manufacturing facility earlier this year. We look forward to building American-made energy infrastructure together with Tigo.”

“EG4 is at the forefront of re-shoring manufacturing for American solar innovations, and we are delighted to work in partnership with James and his team,” said Zvi Alon, chairman and CEO at Tigo Energy. “Tigo and EG4 are in alignment on some of the most critical success factors in solar, which include innovation and quality. This makes for a strong foundation for success, and I expect great things for American energy independence from this important collaboration.”

To find out when EG4 and Tigo executives will host a Q&A session for solar installers at the 2025 RE+ tradeshow in Las Vegas, Nevada, check the Tigo event page, here. To learn more about EG4 Electronics, please visit the EG4 website. To learn more about Tigo products, please visit the Tigo website.

About Tigo Energy

Founded in 2007, Tigo Energy, Inc. (Nasdaq: TYGO) is a worldwide leader in the development and provider of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems. Tigo combines its Flex MLPE (Module Level Power Electronics) and solar optimizer technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control. Tigo MLPE products maximize performance, enable real-time energy monitoring, and provide code-required rapid shutdown at the module level. The company also develops and provides products such as inverters and battery storage systems for the residential solar-plus-storage market. For more information, please visit www.tigoenergy.com.

Contact Information

Technica Communications for Tigo Energy
Luis de Leon
Email: tigoenergy@technica.inc

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